Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS SA SIGNS A PURCHASE CONTRACT TO ACQUIRE ITS FUTURE

HEADQUARTERS IN PARIS

New York, New York, January 11, 2021: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that its majority owned Paris-based subsidiary, Interparfums SA, has signed a purchase contract, subject to certain conditions, to acquire an office building complex for its exclusive use as its future headquarters, located in the heart of Paris.

This transaction is expected to be completed in the spring of this year with the move planned for the end of 2021 or the beginning of 2022.

In order to maintain Interparfums’ current cash position, approximately 90% of the €125 million purchase price, excluding taxes and related expenses, will be financed by a bank loan.

Jean Madar, Chairman and CEO of Inter Parfums, Inc. stated, “This acquisition is a unique opportunity for us with many benefits to be realized over the long-term. Owning our corporate headquarters in a very prestigious part of Paris, and customizing the complex for our European operations, will enhance the reputation of our company. We look forward to relocating our European operations to our new offices, which are being designed to provide an exceptional work environment, as well as a welcoming and productive atmosphere for our suppliers, distributors and licensors, both existing and prospective.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2019, the Quarterly Report on Form 10-Q filed for the third quarter of 2020 and the additional reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com